SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 2, 2009
Date of report (Date of earliest event reported)

Petroleum Development Corporation
Exact Name of Registrant as Specified in Charter

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

1775 Sherman Street, Suite 3000, Denver, CO  80203
Address of Principal Executive Offices

303-860-5800
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

No Change
Former Name or Former Address, if Changed Since Last Report

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2009 the Company entered an agreement with Mr. R. Scott Meyers, appointing him as Chief Accounting Officer effective as of that date.

Prior to joining the Company, Mr. Meyers served as a Senior Manager with Schneider Downs Co., Inc., an accounting firm based in Pittsburgh, Pennsylvania.  Mr. Meyers served in such capacity from April 2008 to March 2009.  Prior thereto from November 2002 to March 2008 Mr. Meyers was employed by PricewaterhouseCoopers LLP, the last two and one-half years serving as Senior Manager.   Mr. Meyers holds a B.S. in Accounting from Grove City College, Pennsylvania. Mr. Meyers is 34 years old.

The initial term of the contract extends until December 31, 2010, and the contract automatically extends for an additional twelve months on that date and on each successive December 31, unless earlier terminated. The employment agreement with Mr. Meyers provides the following material financial arrangements. Terms used below are defined in the employment agreement.

Base Salary.  Mr. Meyers will receive an annual base salary of $202,000.

Performance Bonus.  In addition to his base salary, Mr. Meyers will be entitled to earn an annual performance bonus, commencing with 2009 performance.  Under the Company’s short-term incentive program, Mr. Meyers will have the opportunity to earn a cash bonus for his 2009 performance similar to a Vice President of the Company.

Equity Compensation Grant.  The Company awarded Mr. Meyers shares of restricted stock equal in value to his base salary.  The shares will vest over four years.

Relocation Plan and Vehicle Allowance.  Mr. Meyers will be afforded relocation to Bridgeport, West Virginia and a vehicle allowance.  Mr. Meyers’ contract provides that he may not be relocated out of the Bridgeport area.

Restrictive Covenants.  Mr. Meyers will be bound by his employment agreement's provisions regarding the non-disclosure and return of confidential information; no solicitation of Company employees; and non-competition with the Company during the term of the agreement and for one year thereafter.

Termination of the Agreement.  Termination of the agreement results in various payments to Mr. Meyers, depending upon the nature of termination, as summarized below:

•
Termination by the Company without Just Cause during First Two Years. During the first year of employment, compensation for termination by the Company without Just Cause shall be one year of base salary.  During the second year of employment the compensation for termination by the Company without Just Cause shall be 18 months of base salary. Outstanding equity awards will also vest in the event of any termination without Just Cause.

•
Termination by the Company Without Just Cause (after two years of employment) or by the Company Following a Change of Control.  If his employment is terminated (1) by the Company without Just Cause after two years of employment or (2) within two years following a Change of Control by Mr. Meyers due to a material diminution of his base salary or in his reward opportunities with respect to his bonus and Mr. Meyers provides the Company his notice of termination within 60 days following the occurrence of such diminution event, the Company will:

▪
pay to Mr. Meyers a lump sum severance payment equal to two times the sum of (x) his highest base salary during the previous two years of employment immediately preceding the date of termination, plus (y) the highest bonus paid to him for a year within the same two year period;

▪	immediately vest any unvested Company stock options and restricted stock;
▪	make any other payments or provide any benefits earned under this or other employment agreement or plan; and
▪	continue coverage under the Company’s group health plans at the Company’s cost for the period of time that Mr. Meyers is eligible for federal COBRA health continuation coverage.
•
Termination upon Death or Disability. Upon termination of the agreement because of death or disability, the Company will pay to Mr. Meyers or his estate his base salary which would have been earned for six months following the date of termination.

Since March 9, 2009, Mr. Meyers has been employed by the Company in a non-financial position.   Mr. Meyers succeeds Darwin Stump, who has assumed other officer duties with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROLEUM DEVELOPMENT CORPORATION

Date:	April 8, 2009

By:	/s/ Richard W. McCullough
Richard W. McCullough
Chairman and CEO